Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Semantix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share, that may be issued pursuant to existing grants under the Legacy Plan	457(h)	281,737(2)	$0.14(3)	$39,443.18	0.00011020	$4.35

Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share, that may be issued pursuant to future grants under the 2022 Omnibus Incentive Plan	457(c) and 457(h)	16,945,204(4)	$1.45(5)	$24,570,545.80	0.00011020	$2,707.67

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$24,609,988.98		$2,712.02

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$2,712.02

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares or underlying securities, as applicable, of ordinary shares of Semantix, Inc. (the “Registrant”) that become issuable under (i) the Semantix, Inc. 2022 Omnibus Incentive Plan (the “2022 Omnibus Incentive Plan”), and (ii) outstanding options that were previously granted under the Semantix Tecnologia em Sistema de Informação S.A. Stock Option Plan (the “Legacy Plan”), in each case, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(2)

Represents 281,737 Ordinary Shares available for future issuance pursuant to existing grants under the Legacy Plan, a portion of which is also registered for resale. No further equity grants will be awarded under the Legacy Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options under the Legacy Plan of $0.14 per Ordinary Share.

(4)

Represents 16,945,204 Ordinary Shares reserved for issuance under the 2022 Omnibus Incentive Plan. The 2022 Omnibus Incentive Plan, which has a ten-year term, also provides that the number of Ordinary Shares reserved for issuance under the 2022 Omnibus Incentive Plan may be increased by the Registrant’s board of directors as of the first day of each fiscal year, starting in 2023, by a number of Ordinary Shares that does not exceed 2% of the total number of Fully-Diluted Shares (as defined under the 2022 Omnibus Incentive Plan) on the last day of the preceding fiscal year. Additional shares relating to such automatic increases over the first three years under the 2022 Omnibus Incentive Plan have been included in this Registration Statement, while additional shares relating to such automatic increases beyond the first three years under the 2022 Omnibus Incentive Plan have not been included in this Registration Statement and will be registered at such time as the Registrant determines.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act on the basis of the average of the high ($1.50) and low ($1.40) sales prices of the Ordinary Shares as reported on the Nasdaq Global Market on January 25, 2023, which date is within five business days prior to filing this Registration Statement.